Filed pursuant to Rule 424(b)(3)
Registration No.333-182507

PROSPECTUS

SOUTH JERSEY INDUSTRIES, INC.
DIVIDEND REINVESTMENT PLAN

3,300,863 Shares of Common Stock

The Dividend Reinvestment Plan of South Jersey Industries, Inc. provides a participant with a simple, convenient and economical way of accumulating and increasing his or her investment in shares of our common stock without payment of any trading fees or service charge.  Persons eligible to participate in the Plan include any record shareholder of our common stock, eligible employees of South Jersey Industries and its subsidiaries and any person who, upon enrolling in the Plan, agrees to purchase at least $100 of common stock.  Shares purchased by a participant in the Plan may be treasury or newly issued shares of common stock acquired directly from us or, at our option, common stock purchased in the open market or in negotiated transactions.

A participant may choose one of the following options:

1.
A participant may have all or part of the cash dividends on his or her common stock automatically reinvested in common stock, and may also make optional cash payments to purchase additional shares of common stock.  Limits on the optional cash payments are stated later in this prospectus.

2.	A participant may continue to receive his or her dividends in cash, and may purchase common stock through optional cash payments, subject to the limitations stated later in this prospectus.

In addition to the options available to other participants, eligible employees may purchase common stock through payroll deductions.

All shares purchased for participants under the Plan will be treasury or newly-issued shares, shares purchased on the open market or shares purchased through negotiated transactions.  The price of shares of newly issued or treasury common stock that the Plan acquires directly from South Jersey Industries will be the average of the high and low sale prices for the common stock for each of the last twelve days on which the common stock was traded prior to the date of purchase, less a discount, if any, as we may establish from time to time in our sole discretion.  As of the date of this Prospectus there is no such discount.  We will notify Plan participants of any future discounts or changes in or elimination of any such discounts.  If we elect to have the Plan acquire shares through open market purchases or negotiated transactions, the price for such shares will be the weighted average of the actual prices paid for all such shares.

Shareholders who do not wish to participate in the Plan will receive dividends paid in cash, as usual.  The Plan does not change our dividend policy, which will continue to depend upon earnings, financial requirements and other factors.

South Jersey Industries’ common stock trades on the NYSE under the ticker symbol “SJI.”

Investing in our common stock involves a number of risks. See “Risk Factors” on page 3 before you make your investment decision.

It is suggested that this prospectus be retained for future reference.

NEITHER THE SECURITIES AND EXCHANGE COMMISSION NOR ANY STATE SECURITIES COMMISSION HAS APPROVED OR DISAPPROVED OF THESE SECURITIES OR DETERMINED WHETHER THIS PROSPECTUS IS TRUTHFUL OR COMPLETE.  ANY REPRESENTATION TO THE CONTRARY IS A CRIMINAL OFFENSE.

The date of this prospectus is April 22, 2013

WHERE YOU CAN FIND MORE INFORMATION

We file annual, quarterly and current reports, proxy statements and other information with the Securities and Exchange Commission, or Commission.  You may read and copy any reports, statements or other information we file at the Commission’s public reference room at 100 F Street, N.E., Room 1580, Washington, D.C. 20549.  You can request copies of these documents, upon payment of a duplicating fee, by writing to the Commission.  Please call the Commission at 1-800-SEC-0330 for further information on the operation of the public reference rooms.  Our Commission filings are also available to the public on the Commission’s web site at http://www.sec.gov.

This prospectus does not contain all the information set forth in the registration statement and the exhibits relating thereto which we have filed with the Commission under the Securities Act of 1933 with respect to the shares of common stock offered hereby, and to which reference is hereby made.  We will provide without charge to each person, including any beneficial owner, to whom this prospectus is delivered, upon written or oral request, a copy of any document incorporated by reference in this prospectus or in the registration statement.  Requests should be made to our Corporate Secretary at South Jersey Industries, Inc., 1 South Jersey Plaza, Folsom, NJ 08037 or at (609) 561-9000.

You can also inspect such reports, proxy statements and other information about us at the offices of the New York Stock Exchange, 20 Broad Street, New York, New York 10005.

Unless otherwise indicated, references to “we,” “us” and “our” refer to South Jersey Industries, Inc.

INCORPORATION OF CERTAIN DOCUMENTS BY REFERENCE

The Securities and Exchange Commission allows us to incorporate by reference the information we file with the Commission.  This permits us to disclose important information to you by referencing these filed documents.  We incorporate by reference in this prospectus the following documents which have been filed with the Commission:

1.           Our Annual Report on Form 10-K for the year ended December 31, 2012.

2.           Our Current Reports on Form 8-K filed on January 22, 2013, January 25, 2013, February 14, 2013, and March 5, 2013.

3.           The description of common stock contained in our Registration Statement on Form 8-B (File No.1-3990).

In addition, all documents filed by us with the Commission pursuant to Sections 13(a), 13(c), 14 and 15(d) of the Securities Exchange Act of 1934 after the date of this prospectus and prior to the termination of this offering shall be deemed to be incorporated by reference in and shall be a part of this prospectus from the date of the filing of such documents.

The information incorporated by reference is considered to be part of this prospectus, and later information filed with the Commission will modify or supersede this information.  Any statement so modified or superseded shall not be deemed, except as so modified or superseded, to constitute a part of this prospectus.

You can request a copy of these documents, excluding exhibits not specifically incorporated by reference into these documents, at no cost by writing us at South Jersey Industries, Inc., 1 South Jersey Plaza, Folsom, NJ 08037, Attention: Corporate Secretary, or by telephoning us at (609) 561-9000.

RISK FACTORS

Investing in our common stock involves risk.  Please see the risk factors described in our Annual Report on Form 10-K for the fiscal year ended December 31, 2012, which is incorporated by reference in this prospectus.  Before making an investment decision, you should carefully consider these risks as well as other information we include or incorporate by reference in this prospectus. These risks could materially affect our business, results of operations or financial condition and cause the value of our common stock to decline.  As a result, you could lose all or part of your investment.

FORWARD-LOOKING STATEMENTS

This prospectus contains or incorporates certain forward-looking statements within the meaning of Section 27A of the Securities Act of 1933 and Section 21E of the Securities Exchange Act of 1934.  All statements in this prospectus other than statements of historical fact should be considered forward-looking statements made in good faith by us and are intended to qualify for the safe harbor from liability established by the Private Securities Litigation Reform Act of 1995.  When used in this prospectus or any document incorporated by reference, words such as “anticipate,” “believe,” “expect,” “estimate,” “forecast,” “goal,” “intend,” “objective,” “plan,” “project,” “seek,” “strategy” and similar expressions are intended to identify forward-looking statements.  Such forward-looking statements are subject to risks and uncertainties that could cause actual results to differ materially from those expressed or implied in the statements.  These risks and uncertainties include, but are not limited to, the following: general economic conditions on an international, national, state and local level; weather conditions in our marketing areas; changes in commodity costs; changes in the availability of natural gas; “non-routine” or “extraordinary” disruptions in our distribution system; regulatory, legislative and court decisions; competition; the availability and cost of capital; costs and effects of legal proceedings and environmental liabilities; the failure of customers or suppliers to fulfill their contractual obligations; and changes in business strategies.

A discussion of these and other risks and uncertainties may be found in our most recently filed Annual Report on Form 10-K and our other SEC filings incorporated by reference into this prospectus.  These cautionary statements should not be construed by you to be exhaustive and they are made only as of the date of this prospectus or, in any document incorporated by reference, the date of such document.  While we believe these forward-looking statements to be reasonable, there can be no assurance that they will approximate actual experience or that the expectations derived from them will be realized.  Further, we undertakes no obligation to update or revise any of our forward-looking statements whether as a result of new information, future events or otherwise.

SOUTH JERSEY INDUSTRIES, INC.

South Jersey Industries is a diversified holding company, incorporated in New Jersey.  Our principal subsidiary is a natural gas utility, South Jersey Gas Company.  We also have non-regulated subsidiaries, including: South Jersey Energy Company, which acquires and markets natural gas and electricity to retail end users and provides energy management services to commercial and industrial customers; South Jersey Resources Group, LLC, which markets wholesale gas storage, commodity and transportation in the mid-Atlantic, Appalachian and southern states; Marina Energy LLC, which develops and operates on-site energy-related projects; South Jersey Energy Service Plus, LLC, which provides residential and small commercial service of HVAC systems, plumbing services and appliance repair and service under warranty by means of a subcontractor arrangement, as well as on a time and materials basis; and South Jersey Exploration, LLC, which owns oil, gas and mineral rights in the Marcellus Shale region of Pennsylvania.  We are the issuer of the shares of common stock offered under the Dividend Reinvestment Plan.  Our general mailing address is 1 South Jersey Plaza, Folsom, NJ 08037, and our telephone number is (609) 561-9000.

SOUTH JERSEY INDUSTRIES, INC.
DIVIDEND REINVESTMENT PLAN

THE PLAN ADMINISTRATOR

Computershare Trust Company, N.A. will be responsible for administering the Dividend Reinvestment Plan. Its duties as Plan Administrator are described later in this prospectus.  All communications to the Plan Administrator should be directed to the following address and telephone numbers:

Plan Administrator
Computershare Trust Company, N.A.
P.O. Box 43006
Providence, RI 02940-3006
Toll Free Number:  (888) 754-3100
International Calls:  (201) 680-6578
Hearing Impaired (TDD):  (800) 952-9245

Participants can also obtain information about the Plan and perform certain transactions online via www.computershare.com/investor.

PROVISIONS OF THE PLAN

The following statements in question-and-answer form constitute the full provisions of our Dividend Reinvestment Plan.

Purposes and Advantages

1.	What is the purpose of the Plan?

The purpose of the Plan is to provide participants with a simple, convenient and economical method of accumulating and increasing their investment in our common stock.  Consequently, participants who, in our sole judgment, utilize the Plan excessively for arbitrage or short-term income producing strategies may, at our option, have their participation in the Plan terminated by the Plan Administrator.

2.	What are the advantages of the Plan to participants?

A participant will obtain the following advantages:

•	Dividends paid on all or part of a participant’s shares of common stock will be automatically reinvested in shares of common stock.

•
A participant may choose to make purchases of common stock in addition to the amount purchased through automatic dividend reinvestment, as long as the total amount of such optional purchases in any calendar year does not exceed $100,000.  In certain instances, however, we may permit optional purchases in excess of $100,000.  For purposes of calculating this dollar limit, Plan accounts under common control or management may be aggregated and deemed to be one account. (See Question 23.)

•
When the Plan purchases newly issued or treasury stock directly from us, we may, in our sole discretion, determine to issue such shares at a discount, as specified in Question 20.  As of the date of this prospectus, there is no discount.  We will provide notice to Plan participants of any future changes (i.e., the institution of a discount, a change in the amount of a discount or the discontinuation of a discount).

•	We will pay all trading fees or service charges for purchases under the Plan. Participants will incur no trading or service charges for purchases made by the Plan.

•	Regular statements of account will be mailed to each participant after each purchase of common stock under the Plan.

•
The Plan allows a participant flexibility in the amount of investment he or she wishes to make and the manner in which he or she wishes to make them.  A participant may choose to have automatic purchases made with all of his or her dividends or only a portion of them, may make optional purchases in any amount (subject to the  limitations stated above and under Question 23), and may vary the amounts of his or her purchases from time to time.

•	Eligible employees may also invest in our common stock through automatic payroll deductions.

Participation

3.	Who is eligible to participate in the Plan?

(a)           Shareholders of record of our common stock are eligible to participate in the Plan.  Beneficial but not record owners of common stock (that is, persons whose shares are registered in names other than their own, such as in the name of a broker, trustee or bank nominee) must transfer into their own names those shares which they wish to be subject to automatic dividend reinvestment under the Plan.

(b)           Any person who is not currently an eligible shareholder but who enrolls in the Plan and makes an initial purchase of at least $100 of common stock as part of the enrollment process is also eligible to participate in the Plan.

(c)           All full-time, regular employees of ours or any of our subsidiaries are eligible to participate in the Plan.  Eligible employees are required to have first purchased at least one share of common stock in order to become participants. (See Question 11.)

(d)           All directors of ours or any of our subsidiaries are eligible to participate in the Plan. (See Question 15.)

(e)           We reserve the right to terminate any participant’s participation in the Plan for any reason and at any time.

4.	How does one participate?

Someone who is not otherwise an eligible employee (eligible employees should see Question 11) may enroll in the Plan by completing an Enrollment Form and returning it to the Plan Administrator or by completing the necessary forms online as provided through  Investor Centre at www.computershare.com/investor.  The Enrollment Form and a Plan prospectus may be obtained by writing or calling the Plan Administrator or by accessing Investor Centre at www.computershare.com/investor.  Anyone who is not an eligible shareholder or an eligible employee must purchase at least $100 of common stock as part of the enrollment process.  If we elect to have the Plan acquire common stock on the open market or in negotiated transactions, the initial purchase of at least $100 of common stock will be made at the weighted average of the prices paid for all such shares.  If we elect to provide newly issued or treasury stock for purchase under the Plan, an initial purchase of at least $100 of common stock will be made at a price equal to the average of the high and low sale prices for our common stock for each of the last twelve days on which common stock was traded prior to the date of purchase, less any discount that may be applicable at such time.  As of the date of this prospectus, there is no discount.

5.	When may one join the Plan?

One may enroll in the Plan at any time.  However, the Enrollment Form must be received by the Plan Administrator before certain recurring deadlines in order for the shareholder’s dividends and any payments for optional purchases to be invested. (See Questions 18 and 22.)

6.	How is a Plan account opened?

The Enrollment Form is used to instruct the Plan Administrator to open an account for a participant and to purchase common stock on the participant’s behalf.  A participant must furnish his or her federal tax identification number to the Plan Administrator when opening a Plan account, and that tax identification number will not be accepted for more than one Plan account.

7.	How will common stock be purchased under the Plan?

Under the Plan, the Plan Administrator will purchase common stock on a participant’s behalf by making reinvestment purchases of common stock using the participant’s common stock dividends (either directly or in repayment of funds advanced by us for that purpose prior to a dividend payment date), by making optional purchases of common stock using such payments (subject to the limitations stated under Question 23) as the participant forwards for that purpose, or in the case of eligible employees, by making payroll deduction purchases using the amounts collected from payroll deductions.

All shares of common stock that the Plan Administrator purchases for a participant under the Plan, whether through the automatic reinvestment of dividends, with optional payments or with payroll deduction payments, will be credited to the participant’s Plan account and held on his or her behalf by the Plan Administrator, unless other instructions are given.  Thus, the shares purchased for a participant under the Plan will be held separately from those shares of common stock that the participant purchases (or has previously purchased) outside the Plan and holds in his or her own name.

Shares purchased by participants under the Plan may be treasury or newly issued shares of common stock acquired from us, or may be purchased in the open market or in negotiated transactions.  We determine the source or sources of shares used to fulfill Plan requirements and may change such determination from time to time.  We will notify participants of each change in the amount of a discount from the applicable market price, or the elimination of any such  discount as provided in Question 20.  As of the date of this prospectus, there is no discount.

8.	How does a participant specify the extent of his or her participation in the Plan?

On the Enrollment Form, a participant will specify the extent of his or her participation in the Plan by selecting one of the following investment options:

Full Dividend Reinvestment — All of the shares of common stock held by the participant outside the Plan will be subject to automatic dividend reinvestment; thus, the dividends on all such shares will automatically be reinvested in common stock at a price determined in the manner set forth in Question 20.  In addition, at his or her discretion, the participant may make optional payments to be used for optional purchases of common stock at a price determined in the manner set forth in Question 24, subject to the limitations stated under Question 23.

Partial Dividend Reinvestment — Except for those shares on which the participant specifies he or she is to receive cash dividends, all of the shares of common stock held by the participant outside the Plan will be subject to dividend reinvestment; thus, the dividends paid on all but the specified shares will be reinvested in common stock at a price determined in the manner set forth in Question 20.  The participant may also, at his or her discretion, make optional payments to be used for optional purchases of common stock at a price determined in the manner set forth in Question 24.  All such optional purchases are subject to the limitations stated under Question 23.

Optional Purchases Only — None of the shares of common stock held by the participant outside the Plan will be subject to automatic dividend reinvestment; thus, the dividends on all such shares will be paid to him or her in cash, as usual.  However, the participant may, at his or her discretion, make optional payments to be used for optional purchases of common stock at a price determined in the manner set forth in Question 24, subject to the limitations stated under Question 23.

No matter which of the above options is chosen, all shares purchased under the Plan (regardless of whether they were reinvestment purchases, optional purchases or payroll deduction purchases) and held in the Plan account will be subject to automatic dividend reinvestment, and the dividends on all such shares will automatically be reinvested in common stock at a price determined in the manner set forth in Question 20.

In the event no investment option is specified, the participant will be deemed to have selected the full dividend reinvestment option.

If a participant elects to receive all or a portion of his or her dividends in cash, such participant may choose to have the cash dividends directly deposited into a designated checking or savings account or paid by check by completing the appropriate section on the Enrollment Form.

9.	May a participant change the extent of his or her participation in the Plan after enrollment?

Yes.  A participant may change his or her investment options at any time by logging into his or her account online, by telephone or by completing a new Enrollment Form and returning it to the Plan Administrator.  However, a participant’s request must be received on or prior to certain recurring deadlines before the change in investment options will be given effect.  See Questions 18 and 22.

10.	How will certificates for new shares purchased under the Plan be issued?

Normally, certificates for shares of common stock purchased under the Plan will not be issued to participants, but will be held in the name of the Plan Administrator.  Thus, participants need not be responsible for the safekeeping of the certificates representing their Plan share purchases. The number of shares credited to each participant’s Plan account will be shown on his or her statement.

A participant may, however, request that all or part of the certificates representing shares purchased for him or her under the Plan be issued to him or her.  To do so, a participant must send a request to the Plan Administrator. Only certificates for whole shares will be issued to participants.  If there are any fractional shares in a participant’s Plan account, certificates for those fractional shares will not be issued. Dividends on the shares for which certificates are issued to the participant will be reinvested or paid in cash, as the participant elects.
If a participant wishes to submit his or her stock certificate(s) to the Plan Administrator for safekeeping, he or she should mail them (unendorsed) to the Plan Administrator via registered mail with a note requesting that they be credited to the participant’s Plan account. The stock certificates should be sent by registered or certified mail, with return receipt requested, or some other form of traceable mail, and properly insured.

11.	How does an eligible employee participate?

An eligible employee may join the Plan at any time by completing an employee enrollment form and returning it to us at 1 South Jersey Plaza, Folsom, NJ 08037, Attention: Shareholder Records.  Employee enrollment forms may be obtained by written request to us at 1 South Jersey Plaza, Folsom, NJ 08037, Attention: Shareholder Records, or by calling us at (609) 561-9000.  An eligible employee need not be a registered holder of common stock but, by executing the employee enrollment form, the eligible employee agrees to have at least one share of common stock purchased on his or her behalf during the next payroll investment period (see Question 26) at a price determined in the manner set forth in Question 20. Each employee enrollment form for an eligible employee who is not a registered shareholder must be accompanied by a check in an amount at least equal to the price of one share.  Any amount in excess of the price of one share will also be used to purchase common stock.

12.	What does the employee enrollment form provide?

The employee enrollment form allows each eligible employee to decide the extent of participation in the Plan by payroll deductions.  By checking the appropriate box on the employee enrollment form, eligible employees, as shareholders, may also elect to participate through reinvestment of dividends on shares held by them outside the Plan or through optional payments.

13.	What about payroll deductions?

Payroll deductions will be for an indefinite period.  An eligible employee may specify on the employee enrollment form the biweekly amount to be withheld from the eligible employee’s pay.  The minimum deduction is $10 per pay period.  Payroll deductions for eligible employees who are not registered shareholders will begin as soon as practicable following purchase of the first share of common stock as provided under Question 11.

14.	How does an eligible employee change the amount of payroll deduction or method of participation?

An eligible employee may change or terminate his or her deductions by giving written notice to us, not the Plan Administrator, at South Jersey Industries, Inc., 1 South Jersey Plaza, Folsom, NJ 08037, Attention: Shareholder Records.  The employee enrollment form may be used for this purpose.  Any request for change in or termination of deductions will become effective as soon as practicable following receipt by us of such request.  Any other method of participation in the Plan by an eligible employee may be changed as described herein generally for participants in the Plan.

15.	How may our directors participate in the Plan?

Our directors who are eligible to receive cash fees for service on our board of directors (i.e., those directors who are not employees of ours or our subsidiaries) are eligible to participate in the Plan.  These eligible directors may participate through automatic deductions from their directors’ fees.

An eligible director may specify on the applicable enrollment form the amount to be withheld from the eligible director’s fee.  The minimum deduction per fee received is $100 and the maximum deduction permitted is 100% of the eligible director’s fee.  Fee deductions for eligible directors will begin as soon as practicable following the receipt by us of an enrollment form as provided under Question 11.

In all other respects, an eligible director participates in the Plan in the same way as an eligible employee.

Administration

16.	What are the duties of the Plan Administrator?

The Plan Administrator will establish a Plan account for each participant, will purchase shares directly from us, or at our option, on the open market or in negotiated transactions, will cause all purchases of common stock to be made for each participant and will credit those purchases to the participant’s Plan account.  The Plan Administrator will also keep a record of all such purchases, will hold certificates for the purchased shares (unless otherwise instructed in writing), and will send each participant a statement of his or her Plan account following a purchase.

17.	How many shares of common stock will be purchased for participants?

Each participant’s account will be credited with that number of shares (including fractional shares computed to six decimal places) equal to the amount invested for his or her account, divided by the price per share determined in a manner set forth in Question 20 of all purchases for all participants during the investment period (as defined under Question 18) or payroll investment period (as defined under Question 26), as applicable.

Reinvestment Purchases

18.	When will reinvestment purchases be made?

Reinvestment purchases made with common stock dividends will be made quarterly, on the dividend payment date for that quarter if the Plan acquires shares directly from us.  If we pay a dividend less frequently than quarterly, reinvestment purchases will be made periodically following payment of such dividends.  If the Plan acquires shares in the open market or in negotiated transactions, those reinvestment purchases will be made quarterly, subject to any waiting periods under applicable securities laws or stock exchange regulations, during the period beginning 26 business days prior to the dividend payment date for that quarter through the 20th business day after such dividend payment date.  Purchases prior to the dividend payment date will be made with advances by us that will be repaid by the Plan as soon as practical after the dividend payment date.  Currently, the dividend payment dates for our common stock occur on or about the second business day of April, July and October and on or about December 30.  These dates are subject to change.

The dividend record dates corresponding to those dividend payment dates have historically been March 10, June 10, September 10 and December 10.  To provide for automatic dividend reinvestment on a given dividend payment date, a participant’s Enrollment Form must be received by the Plan Administrator prior to the dividend record date for that dividend payment date.  If an Enrollment Form is received by the Plan Administrator after  the dividend record date, the pending dividend will be paid to the shareholder in cash and his or her instructions will be given effect starting with the next dividend payment.

19.	How will reinvestment purchases be made?

All shares purchased for participants under the Plan will be treasury or newly-issued shares, shares purchased on the open market or shares purchased through negotiated transactions.  The number of shares to be purchased for each participant through a reinvestment purchase will depend upon the amount of the dividends being reinvested and the price of the common stock.  The Plan Administrator will purchase as many whole shares and fractional shares (computed to six decimal places) as can be purchased with that amount of dividends.

In the case of shares purchased on the open market or negotiated transactions, we will designate a registered broker-dealer to act as an independent agent in the purchase of common stock under the Plan.  The purchasing representative shall generally have full discretion as to all matters relating to such purchases, including determining the number of shares, if any, to be purchased on any day during the investment period or at any time of that day, the prices paid for such shares, the markets on which such purchases are made, and the persons (including other brokers and dealers) from or through whom such purchases are made.  Trading and service fees will be paid by us.  The Plan Administrator may also purchase shares directly from certain withdrawing participants.

20.	How will the price of shares purchased through reinvestment purchases be determined?

If we elect to have the Plan acquire shares through open market purchases or negotiated transactions, the price for such shares will be the weighted average of the actual prices paid for all such shares.  If we elect to have the Plan acquire shares through treasury or newly issued shares of common stock purchased directly from us, the price for such shares will be the average of the high and low sale prices for our common stock for each of the last twelve days on which the common stock was traded prior to the date of purchase, less any discount that we may establish from time to time in our sole discretion.  There is currently no discount.  If, in the future, we determine to establish a discount, change a discount or eliminate a discount, we will notify Plan participants of such action.

21.	Will shares acquired through reinvestment purchases be subject to automatic dividend reinvestment?

Yes.  All dividends paid on shares acquired through reinvestment purchases, so long as the shares are held in the participant’s Plan account, will be automatically reinvested in additional shares of common stock.  If certificates for shares acquired through reinvestment purchases are issued to the participant, the dividends paid on such shares will continue to be reinvested unless the participant elects to have them paid in cash by changing his or her investment option.  Shares purchased with dividends reinvested in the current quarter will be eligible to receive a dividend in the subsequent quarter.

Optional Purchases

22.	When may Optional Purchases be made?

A person who does not participate in the Plan may make an optional purchase at the time he or she enrolls in the Plan by enclosing an optional payment (a check drawn on a United States bank and in United States dollars and payable to “Computershare - South Jersey Industries, Inc.” with an Enrollment Form. Participants should not send cash, traveler’s checks, money orders, or third party checks.  Participants can also make optional purchases by going to the Plan Administrator’s website at www.computershare.com/investor and authorizing a one-time online bank debit from an account at a U.S. bank or financial institution.  Alternatively, if a participant wishes to make regular, recurring  monthly purchases, he or she may authorize automatic deductions from his or her U.S. bank account or financial institution.  This feature enables a participant to make ongoing investments in an amount that is predetermined by the participant, without having to write a check.  Deductions are made on the 25th day of each month or, if that day is not a business day, on the next business day.  A person who is not a shareholder at the time of enrollment must make an initial purchase of at least $100 of our common stock as part of the enrollment process.  (See Questions 3 and 4.)  The Enrollment Form, together with the appropriate payment, should be returned to the Plan Administrator.

In the case of newly issued or treasury common stock, the investment date for optional purchases will be the last business day of each month (except for December, for which the investment date will be on or about December 30), other than for the months of March, June and September, when the purchase will be made in connection with the reinvestment purchases on the dividend payment date for those quarters (on or about the second business day of April, July and October) so long as dividends are paid in those months.  In the case of open market or negotiated transactions, optional purchases will be made monthly, during the period beginning on the fifth business day preceding the end of each month and ending on the 15th business day of the following month.  (See the first paragraph of Question 18 for an explanation of how shares acquired on the open market will be purchased in months when the investment date is the reinvestment purchase date).

After initial enrollment in the Plan, a participant may make monthly optional purchases by sending his or her optional payment with an optional purchase form (the top portion of the statement) to the Plan Administrator.

In the event a participant’s optional payment is returned unpaid for any reason to the Plan Administrator by the bank on which it is drawn, the Plan Administrator may immediately sell from the participant’s Plan account those shares purchased with the optional payment.  A $35 fee will also be assessed against the participant’s Plan account.  If the net proceeds from the sale of the shares purchased with the optional payment are insufficient to cover the optional payment and $35 fee, the Plan Administrator may sell such additional shares from the participant’s Plan account as necessary to satisfy the uncollected balance and bill the participant for any remaining unsatisfied balance.

Any optional payments that a participant submits to the Plan Administrator will be invested in shares of common stock on the next investment date.  No interest will be paid to any participant on optional payments between the time the Plan Administrator receives a payment and the time it is invested.   In order for optional payments to be invested on the next investment date, the Plan Administrator must have received such payment no later than the close of business on the second business day prior to the last business day of the month.  For the months when the optional purchase is made in connection with the reinvestment purchase, the optional payment must have been received no later than the close of business on the second business day prior to the dividend payment date for that quarter.

If a participant submits an optional payment, and then wishes to have it returned to him or her rather than invested, the Plan Administrator will not be obligated to return it unless a request that it be returned is received no later than the close of business on the second business day prior to the investment date.

A participant is not obligated to make an optional purchase each month.

23.	In what amounts may optional purchases be made?

The minimum optional purchase is $25 and, subject to the exception set forth in the following paragraph, optional purchases may not aggregate more than $100,000 in any calendar year.  For purposes of this limitation, we reserve the right at any time and from time to time to aggregate all Plan accounts under the common control or management of individuals, brokers, dealers and other institutional traders and to deem such Plan accounts as one account.  The full amount of any month’s optional purchase for a Plan account must be submitted to the Plan Administrator in a single payment.  The Plan Administrator will purchase as many whole shares and fractional shares (computed to six decimal places) of common stock as can be purchased with the amount submitted.

A participant may make optional purchases in excess of the $100,000 limitation only if such participant requests a waiver of the limit and we grant such request.  Grants of waiver requests will be made in our sole discretion.  To request a waiver, participants must contact us at (609) 561-9000 extension 4173 or at www.sjindustries.com/108/investor_relations.html or at 1 South Jersey Plaza, Folsom, NJ 08037, Attention: Shareholder Records.

24.	How will the price of shares purchased through optional purchases be determined?

The price of shares purchased through Optional Purchases will be determined in the same manner as determined for reinvestment purchases.  (See Question 20.)

Optional Payments received from foreign participants must be in United States dollars and drawn from a United States bank and will be invested in the same way as optional payments from other participants.

25.	Will shares acquired through optional purchases be subject to automatic dividend reinvestment?

Yes.  All dividends paid on shares acquired through optional purchases, so long as the shares are held in the participant’s Plan account, will be automatically reinvested in shares of common stock.  If certificates for shares acquired through optional purchases are issued to the participant, the dividends paid on such shares will continue to be reinvested unless the participant elects to have them paid in cash by changing his or her investment option.  Shares purchased and credited to your account with optional payments prior to the ex-dividend date will be eligible to receive a dividend with respect to such dividend payment date.

Payroll Deduction Purchases

26.	When will payroll deduction purchases be made?

In the case of newly issued or treasury common stock, payroll deduction purchases will be made monthly on the last business day of each month (other than December, for which such purchases will be made on or about December 30), except for the months of March, June and September, when purchases will be made in connection with the reinvestment purchases for those quarters, with the payroll deduction payments from the preceding month.  In the case of open market or negotiated transactions, payroll deduction purchases will be made monthly, during the period beginning on the fifth business day preceding the end of each month and ending on the 15th business day of the following month, with the payroll deduction payments from the preceding month.  (See the first paragraph of Question 18 for an explanation of how shares acquired on the open market will be purchased in months when the investment date is the reinvestment purchase date.)

The price of shares purchased through payroll deduction purchases will be determined in the same manner as determined for reinvestment purchases.  (See Question 20.)

Costs

27.	Are any fees or expenses incurred by a participant in the Plan?

Participants will incur no trading fees or administrative charges for purchases made through the Plan.  However, trading fees paid by us are considered by the Internal Revenue Service to be income to the recipient for federal income tax purposes.  (See Question 36.)  There may be certain charges incurred upon a participant’s sale of shares in the Plan, which are described under Question 29.  In addition, charges will be incurred for optional payments returned unpaid as described under Question 22.

In the case of open market purchases or negotiated transactions and in order to permit the Plan to purchase all of the common stock it requires each quarter with the least disruption to the market, we may advance funds to enable the Plan to begin quarterly purchases before the Plan receives dividends on the dividend payment date.  Those advances will be repaid by the Plan, together with an interest charge equal to our internal cost of funds for the amount and period of such advance.  This advance and interest charge will be paid out of dividends received from us as soon as practical after each quarterly dividend payment date. The interest charge will reduce the aggregate amount available to acquire common stock during the quarterly investment period but will be offset, to the extent possible, by additional dividends received by the Plan on common stock it acquires each investment period prior to the dividend record date.

Statements and Reports to Participants

28.	What type of statements and reports will be sent to participants?

Regular statements of account will be mailed to each participant following each purchase of common stock under the Plan.  The statement will reflect the activity in the participant’s Plan account for the year to date and the balance in the participant’s Plan account following the most recent purchase. For market order sales, the time of sale will be provided. The statement will also include specific cost basis information in accordance with applicable law. Participants will also receive the same communications as other shareholders, including any quarterly reports to shareholders, the annual report to shareholders and the proxy statement.

Sales, Withdrawal and Termination

29.	How does a participant arrange for the sale of shares in the Plan?

A participant may use a stockbroker to sell shares by (i) requesting a certificate for the participant’s shares and delivering the certificate to such stockbroker or (ii) authorizing the Administrator to transfer the participant’s shares electronically to a brokerage account through the Direct Registration System. If a participant wants to sell shares held in stock certificate form, the shares must first be deposited and converted into book-entry shares.

In addition, a participant can sell all or any portion of the participant’s book-entry Plan shares by contacting the Plan Administrator. A participant has four choices when making a sale through the Administrator, depending on how a sale request is submitted as follows:

Market Order: A market order is a request to sell shares promptly at the current market price. Market order sales are only available at www.computershare.com/investor through Investor Centre or by calling the Plan Administrator directly at (888) 754-3100. Market order sale requests received at www.computershare.com/investor through Investor Centre or by telephone will be placed promptly upon receipt during market hours (normally 9:30 a.m. to 4:00 p.m. Eastern time). Any orders received after 4:00 p.m. Eastern time will be placed promptly on the next day the market is open. Depending on the number of shares being sold and current trading volume in the shares, a market order may only be partially filled or not filled at all on the trading day in which it is placed, in which case the order, or remainder of the order, as applicable, will be cancelled at the end of such day.  To determine if shares were sold, a participant should check his or her account online at www.computershare.com/investor or call the Plan Administrator directly at (888)754-3100. If the market order sale was not filled and a participant still wants the shares sold, he or she will need to re-enter the sale request.  The price will be the market price of the sale obtained by the Administrator’s broker, less a service fee of $25.00 and a trading fee of $0.12 per share sold.

Batch Order: A batch order is an accumulation of all sales requests for a security submitted together as a collective request. Batch orders are submitted on each market day, assuming there are sale requests to be processed. Sale instructions for batch orders received by the Plan Administrator will be processed no later than five business days after the date on which the order is received (except where deferral is required under applicable federal or state laws or regulations), assuming the applicable market is open for trading and sufficient market liquidity exists. All sales requests received in writing will be submitted as batch order sales. The Plan Administrator will cause a participant’s shares to be sold on the open market within five business days of receipt of a participant’s request. To maximize cost savings for batch order sale requests, the Plan Administrator will seek to sell shares in round lot transactions. For this purpose, the Plan Administrator may combine each selling participant’s shares with those of other selling participants. In every case of a batch order sale, the price to each selling participant will be the weighted average sale price obtained by the Plan Administrator’s broker for each aggregate order placed by the Administrator and executed by the broker, less a service fee of $25.00 and a trading fee of $0.12 per share sold. Proceeds are normally paid by check, and are distributed within 24 hours after a participant’s sale transaction has settled.

Day Limit Order: A day limit order is an order to sell securities when and if they reach a specific trading price on a specific day.  The order is automatically cancelled if the price is not met by the end of that day (or, for orders placed after market hours, the next day the market is open).  Depending on the number of securities being sold and the current trading volume in the securities, such an order may only be partially filled, in which case the remainder of the order will be cancelled.  The order may be cancelled by the applicable stock exchange, by the Plan Administrator at its sole discretion or, if the Plan Administrator’s broker has not filled the order, at the participant’s request made online at www.computershare.com/investor or by calling the Plan Administrator directly at (888)754-3100.  Each day limit order sale will incur a service fee of $25.00 and a trading fee of $0.12 per share sold.

Good-Til-Cancelled (GTC) Limit Order: A GTC limit order is an order to sell securities when and if the securities reach a specific trading price at any time while the order remains open (generally up to 30 days).  Depending on the number of securities being sold and current trading volume in the securities, sales may be executed in multiple transactions and over more than one day.  If an order remains open for more than one day during which the market is open, a separate fee will be charged for each such day.  The order (or any unexecuted portion thereof) is automatically cancelled if the trading price is not met by the end of the order period.  The order may be cancelled by the applicable stock exchange, by the Plan Administrator at its sole discretion or, if the Plan Administrator’s broker has not filled the order, at the participant’s request made online at www.computershare.com/investor or by calling the Plan Administrator directly at (888)754-3100.  Each GTC limit order sale will incur a service fee of $25.00 and a processing fee of $0.12 per share sold.

All per share trading fees include any brokerage commissions the Administrator is required to pay. An additional $15.00 will be charged if the assistance of a Customer Service Representative is required when selling shares. A participant should be aware that the price of shares of our common stock may rise or fall during the period between a request for sale, its receipt by the Plan Administrator and the ultimate sale on the open market. Instructions sent to the Administrator to sell shares are binding and may not be rescinded. The Plan Administrator may, for various reasons, require a transaction request to be submitted in writing. A participant should contact the Plan Administrator to determine if there are any limitations applicable to a particular sale request.

A participant may also customize his or her payment preference for many different currencies through the Plan Administrator’s International Currency Exchange Service. A participant needs to provide the Administrator with his or her payment preference via www.computershare.com/investor and let the Plan Administrator know where the money is to be deposited. To register for global payments, a participant should go to www.computershare.com/investor and follow the log-in instructions.

The  Plan Administrator also reserves the right to decline to process a sale if it determines, in its sole discretion, that supporting legal documentation is required. In addition, no one will have any authority or power to direct the time or price at which shares for the Plan are sold, and no one, other than the Plan Administrator, will select the broker(s) or dealer(s) through or from whom sales are to be made.

30.	When and how may a participant withdraw from the Plan?

A participant may withdraw from the Plan at any time by properly completing the tear-off form on his or her statement and sending it to the Plan Administrator, by logging into his or her account online, or by telephone, according to instructions provided by the Plan Administrator.  Eligible employee participants must also follow instructions under Question 14 to terminate payroll deductions.  A participant who withdraws from the Plan may not join again for twelve months unless we otherwise consent.

31.	What happens when a participant withdraws from the Plan?

When a participant withdraws from the Plan, the Plan Administrator, in accordance with the participant’s instructions, will either (a) discontinue the reinvestment of the dividends paid on the shares enrolled and/or held in the Plan account, but continue to hold those shares in book form on the participant’s behalf; (b) issue a certificate for the whole shares credited to the Plan account and issue a cash payment for any cash in lieu of a fractional share; or (c) sell the whole shares credited to the Plan account and issue a cash payment for the proceeds plus any cash in lieu of a fractional share, less associated fees. (See Question 29)

 In the event a participant reinvests dividends and the participant’s notice of termination is received by the  Plan Administrator near a record date for a dividend payment, the Plan Administrator, in its sole discretion, may either distribute that dividend in cash or reinvest it in shares on the participant’s behalf. In the event the dividend is reinvested, the Plan Administrator will process the termination as soon as practicable, but in no event later than five business days after the purchase is completed.

32.	May a participant discontinue dividend reinvestment on shares held outside the Plan without withdrawing from the Plan?

Yes.  A participant who wishes to discontinue the automatic reinvestment of the dividends on the shares held outside the Plan may do so without withdrawing from the Plan, by filing a request to change his or her investment option.  The tear-off form on his or her statement may be used for this purpose.  However, the dividends on the shares held in his or her Plan account will continue to be reinvested.

33.	What happens if a participant sells the shares of common stock he or she holds outside the Plan?

If a participant sells all of the shares of common stock he or she holds outside the Plan, we will continue to reinvest the dividends on the shares held in his or her Plan Account.  However, if less than one whole share is held in the Plan account at the time the shares held outside the Plan are sold, the participant will receive a cash payment for his or her fractional share and his or her Plan account will be closed.

If a participant who has chosen partial dividend reinvestment as the investment option sells a portion of the shares of common stock held outside the Plan, the shares that are sold will be considered, to the extent possible, to have been those not subject to dividend reinvestment, and the shares which are retained will be considered to have been those subject to dividend reinvestment and will continue to be subject to such reinvestment.

34.	What happens if we terminate the Plan?

If we terminate the Plan (see Question 40), the provisions listed under Question 30 will apply, substituting the date of the termination of the Plan for the date the participant’s withdrawal request is received.

Rights Offerings and Share Distributions

35.	What happens if we make a rights offering or share distribution?

In the event we make a rights offering of any of our securities to shareholders of common stock, a participant’s entitlement will be based on the total shares registered in the participant’s name, including shares credited to the participant’s Plan account.  However, rights will be issued for the number of whole shares only.  Rights based on a fraction of a share will be sold if a market for them exists, and a check for the net proceeds will be sent to the participant.

Any dividend payable in common stock or any split shares, to the extent attributable to shares held in a participant’s Plan account, will be added to that participant’s Plan account.  Any dividend payable in common stock or any split shares, to the extent attributable to shares held by a participant outside the Plan, will be mailed directly to the participant in the same manner as to shareholders who are not participating in the Plan.

Taxes

36.	What are the most important federal income tax consequences of participation in the Plan?

We believe that the most important federal income tax consequences of participating in the Plan will be as follows:

(a)           Participants will be treated for federal income tax purposes as having received, on the dividend payment date, a dividend in an amount equal to the fair market value of the shares acquired from us with reinvested dividends.  Fair market value for such purpose will be: (i) in the case of treasury or newly issued shares acquired by the Plan, the average of the high and low sale prices for the common stock on the dividend payment date, and not any discounted price, if applicable (see Question 20); (ii) in the case of shares acquired by the Plan on the open market or in negotiated transactions, the weighted average of the actual prices paid for all such shares.  In the event a discount is applicable in the future, participants who purchase discounted treasury or newly issued shares with optional payments will be treated as having received a taxable dividend on the applicable investment date equal to the difference between the fair market value of such shares, determined under the rule set forth in the preceding sentence, and the amount paid for them.  In the case of shares purchased on the open market, participants will be treated as having received an additional dividend in the amount of the trading fees, if any, that are paid by us.

(b)           The fair market value determined as set forth in paragraph (a) will become the tax basis for determining gain or loss upon any subsequent sale of shares (increased, in the case of open market purchases, by the amount of the trading fees, if any, paid by us).

(c)           A participant’s holding period for shares acquired pursuant to the Plan will begin on the day following the credit of such shares to such participant’s Plan account.

In the case of participants who elect to have their dividends reinvested and whose dividends are subject to United States income tax withholding, the Plan Administrator will reinvest an amount equal to the dividends of such participants, less the amount of tax required to be withheld.  The statements confirming purchases made for such participants will indicate the net dividend payment reinvested.

Participants in the Plan are, in general, treated for federal income tax purposes as having received a taxable dividend distribution equal to the fair market value of the amount of shares purchased with the reinvested dividends.  Currently, to the extent that distributions made by us to our shareholders are made from our earnings and profits, they will be taxed as ordinary income except to the extent they constitute “qualified dividend income” under the Internal Revenue Code.  Under the law as of the date of this prospectus, qualified dividend income is taxable at the long-term capital gain rates for individuals.

This summary of certain federal income tax consequences is not intended to be a detailed discussion of all of the federal tax consequences of participating in the Plan, and it does not cover any state, local or foreign tax matters which might be relevant.  Accordingly, you should consult with your own tax adviser for advice regarding the particular federal, state, local and/or foreign tax consequences which apply to your participation in the Plan.

37.	What information will be provided to participants for income tax purposes?

As previously indicated under Question 28, each participant will receive statements advising him or her of purchases of shares of common stock.  These statements should be retained for income tax purposes.

Other Information

38.	How will a participant’s shares held under the Plan be voted at meetings of shareholders?

Each participant’s Plan shares will automatically be voted in the same manner that his or her shares held outside the Plan are voted, either by proxy or in person.  Matters involving written consents will also be handled in the same way.  If a participant no longer holds shares outside the Plan, but shares remain in his or her Plan account, those remaining shares will be voted in accordance with instructions received from the participant.  If no instructions are received, when permitted, they will be voted as determined by our board of directors.

39.	May shares held in a participant’s Plan account be pledged or assigned?

Shares credited to a participant’s Plan account may not be pledged or assigned, and any such purported pledge or assignment will be void.  If a participant wishes to pledge or assign such shares, he or she must first request that a certificate for them be issued in his or her name.

40.	Who interprets the Plan?

South Jersey Industries reserves the sole right to interpret the Plan.

41.	May the Plan be terminated, suspended or amended?

We may at any time and for any reason terminate or suspend the Plan, or amend any provision of the Plan.  All participants will receive notice of any such termination, suspension or modification.  We reserve the right to change the Plan Administrator, to appoint a successor or to administer the Plan ourselves.

42.	What are the responsibilities of South Jersey Industries and the Plan Administrator?

In acting under the terms and conditions of the Plan as described in this prospectus, neither we nor the Plan Administrator shall be liable for any act done in good faith or for any good faith omission to act including, without limitation, any failure, prior to receipt by the Plan Administrator of notice in writing of the death of a participant, to terminate a Plan account by reason of such death.  In addition, neither we nor the Plan Administrator shall be liable with respect to the prices at which shares are purchased or sold for any participant’s Plan account or the times when such purchases or sales are made or with respect to any fluctuation in the market value before or after such purchases or sales of shares.

USE OF PROCEEDS

The net proceeds from the sale of treasury or newly issued common stock by us to the Plan will be added to our general funds and used for working capital and for general corporate purposes.

LEGAL MATTERS

Certain legal matters in connection with the authorization and issuance of the shares of common stock offered hereby have been passed upon by Cozen O’Connor, Philadelphia, Pennsylvania.

EXPERTS

The consolidated financial statements, and the related financial statement schedules of South Jersey Industries, Inc. and subsidiaries (the “Company”), incorporated in this prospectus by reference from the Company’s Annual Report on Form 10-K and the effectiveness of the Company’s internal control over financial reporting have been audited by Deloitte & Touche LLP, an independent registered public accounting firm, as stated in their reports, which are incorporated herein by reference.  Such consolidated financial statements and financial statement schedules have been so incorporated in reliance upon the reports of such firm given upon their authority as experts in accounting and auditing.